Exhibit 5.2

CARLSMITH BALL LLP

A LIMITED LIABILITY LAW PARTNERSHIP

ASB TOWER, SUITE 2200

1001 BISHOP STREET

HONOLULU, HAWAII 96813

TELEPHONE 808.523.2500    FAX 808.523.0842

WWW.CARLSMITH.COM

OUR REFERENCE NO.: 053266-00007

December 5, 2011

Via FedEx (Overnight Courier)

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Hawaii counsel to Hawaii Stevedores, Inc. (the “Guarantor”), in connection with the registration by Horizon Lines, Inc. (the “Company”) of (i) $54,589,636 in aggregate principal amount of 6.00% Series A Convertible Senior Secured Notes due 2017 of the Company (the “Series A Notes”) to be guaranteed by the Guarantor, and (ii) $30,327,576 in aggregate principal amount of 6.00% Series B Mandatorily Convertible Senior Secured Notes of the Company to be guaranteed by the Guarantor (together with the Series A Notes, the “New Notes”). The Note Guarantees issued or to be issued by the Guarantor pursuant to the New Notes Indenture (defined below) are herein referred to as the “Guarantees”. This opinion (this “Opinion”) is being rendered as of the date first written above. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the New Notes Indenture.

You have advised us that the New Notes were issued pursuant to an indenture (the “New Notes Indenture”) entered into by and between the Company, the guarantors thereto (including the Guarantor) and U.S. National Bank Association, as trustee (together with any successor trustee), on October 5, 2011, in a form filed as Exhibit 4.1 to the Exchange Offer Document.

In rendering this Opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such State statutes, public records, corporate records, certificates, and other documents, records, agreements, certificates, and instruments, as we have considered necessary or appropriate for purposes of this Opinion, including, without limitation:

(1)        Articles of Incorporation of Castle & Cooke Terminals, Limited, as adopted August 31, 1962, and filed with the Hawaii Department of Treasury and Regulation (the predecessor agency to the State of Hawaii Department of Commerce and Consumer Affairs (the

HONOLULU	-	HILO	-	KONA	-	MAUI	-	GUAM	-	SAIPAN	-	LOS ANGELES

Horizon Lines, Inc.

December 5, 2011

“DCCA”)) on August 31, 1962, as amended by a Certificate of Amendment to change the name of the Guarantor to Hawaii Stevedores, Inc., filed with the DCCA on June 15, 1984, as amended by a Certificate of Amendment filed with the DCCA on November 1, 1984, as amended by an Articles of Amendment filed with the DCCA on March 5, 1999, as amended by a Designation of Registered Agent filed with the DCCA on December 11, 2002, as amended by a Statement of Change of Registered Agent filed with the DCCA on March 10, 2008;

(2) Amended and Restated Bylaws of the Guarantor dated June 15, 1984;

(3) Action by Written Consent of the Board of Directors of the Guarantor, effective as of August 26, 2011;

(4) Certified resolutions of the Board of Directors of the Guarantor, as described in Exhibit C of the Officer’s Certificate (as defined below); and

(5) Certificate of Good Standing for the Guarantor issued by the State of Hawaii Department of Commerce and Consumer Affairs (the “DCCA”) on December 5, 2011, in connection with the good standing of the Guarantor under the laws of the State of Hawaii.

As to certain factual matters, we have relied upon, to the extent we deemed appropriate, and without independent investigation, the representations and warranties of the Guarantor in the New Notes Indenture and that certain Officer’s Certificate of the Guarantor, dated as of the date of this Opinion first written above (the “Officer’s Certificate”), and our consideration of such matters of law and fact as we have deemed necessary or appropriate, in our professional judgment, to render this Opinion. As to questions of fact material to this Opinion, we have relied, with the consent of Lenders and Agent and without independent investigation or inquiry, solely upon the factual matters set forth in the representations of the Guarantor in the New Notes Indenture and the Guarantor’s Certification and upon our actual knowledge.

We have assumed, for the purpose of this Opinion, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures thereon, and the legal capacity of natural persons to execute and perform such documents to which each is a party and to carry out their respective roles therein. We have also assumed that the Registration Statement on Form S-1 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2011 under the Securities Act of 1933, as amended (the “Act”), by the Company and certain of the Company’s direct and indirect subsidiaries that are co-registrants thereto, including, but not limited to Guarantor, will have become effective pursuant to the provisions of the Act.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

Horizon Lines, Inc.

December 5, 2011

The Guarantor has all requisite corporate power and authority to execute and deliver the Guarantees, and to observe and perform all of the provisions and conditions thereof applicable to the Guarantor. The execution and delivery of the Guarantees have been duly authorized by the Guarantor and no other corporate action of the Guarantor is requisite to the execution and delivery thereof.

We are members of the bar of the State of Hawaii. We do not hold ourselves out as practitioners of, nor do we express any opinion as to, or with respect to the applicability of, the laws of any other jurisdiction. With your express consent and approval, this Opinion is given as if the existing internal laws of the State of Hawaii govern the Note Documents, without regard to whether the Note Documents so provide.

This Opinion is given as of the date hereof. We assume no obligation to supplement this Opinion if any applicable law changes after the date of this Opinion, or if we become aware of any change in fact after the date of this Opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation expressed herein.

This Opinion is not and should not be construed as a guarantee or a contract of indemnity, but is an expression of our professional opinion. This Opinion is limited to the matters expressly stated herein.

We hereby consent to the filing of this Opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This Opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours, CARLSMITH BALL LLP

/S/ CARLSMITH BALL LLP